Exhibit 10(r)

SEVERANCE POLICY

ADOPTED 9/9/99

AMENDED AND RESTATED AS OF 10/25/07

I.	Severance. The severance policy for elected officers without employment contracts who are involuntarily terminated without good cause is as follows.

A.	For executive and senior vice presidents–Upon employment, one year’s base salary plus one additional month’s base salary for each of the first six full years of service to a maximum of eighteen months base pay.

B.	For other elected officers–Upon employment, six months base salary, plus one additional month’s base salary after each of the seventh through twelfth months of employment, to a maximum of twelve months base pay.

C.	In all cases, the officer shall remain eligible to receive prorated incentive compensation to be paid at the normal time after year end for such payments, provided plan targets were met.

D.	Severance payments shall require agreements containing certain covenants regarding non-competition, non-disparagement and specific enforcement.

II.	Timing of Payments. Severance payments pursuant to this policy shall in no event be paid later than March 15 of the year following the year in which the termination occurs.